Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Stock Incentive Plan, as amended, and the 2018 Israeli Special Purpose Stock Incentive Plan of Bottomline Technologies (de), Inc. of our reports dated August 29, 2018, with respect to the consolidated financial statements and schedule of Bottomline Technologies (de), Inc. and the effectiveness of internal control over financial reporting of Bottomline Technologies (de), Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 8, 2019